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                              The MONY Group Inc.
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The MONY Group Inc.
1740 Broadway
New York, NY 10019
www.mony.com

April 7, 2003

To Our Shareholders:

It is a pleasure to invite you to attend the 2003 Annual Meeting of Shareholders of The MONY Group Inc. The meeting will be held at The St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York City, New York, on Wednesday, May 14, 2003, at 9:30 a.m., Eastern time. The formal notice of the meeting, the Proxy Statement, our 2002 Annual Report and your proxy card are enclosed in this mailing.

At the meeting, you will be asked to elect Directors, ratify the appointment of independent accountants and vote on two shareholder proposals if presented by their proponents.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we ask that you execute and return your proxy promptly, using the postage-paid envelope we have provided for your convenience. Also, you may submit your proxy by telephone or through the Internet if you wish. Please see the information included on the enclosed proxy card for information on how to vote by telephone or over the Internet. Submitting your vote promptly will save your Company the cost of additional proxy solicitation.

Thank you for your continued support.

Sincerely,

Michael I. Roth
Chairman and Chief Executive Officer

Samuel J. Foti
President and Chief Operating Officer

THE MONY GROUP INC.
1740 Broadway
New York, NY 10019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	9:30 a.m. on Wednesday, May 14, 2003

PLACE	The St. Regis Hotel
2 East 55th Street at Fifth Avenue
New York, New York

WEBCAST

Our Annual Meeting will also be webcast on our web site at www.mony.com at 9:30 a.m., Eastern time, on May 14, 2003. Information included on our web site, other than our Proxy Statement, is not a part of the proxy soliciting material.

ITEMS OF BUSINESS	(1) Election of five members of the Board of Directors for a term of three years.

(2) Ratification of the appointment of independent accountants.

(3) Vote on two shareholder proposals if presented by their proponents.

(4) Such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE	Shareholders of record as of the close of business on March 17, 2003 are entitled to notice of, and to vote at the Annual Meeting.

ANNUAL MEETING
ADMISSION

If you are a shareholder of record, you will need a form of personal identification, including a photo, for admission to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof of ownership with you for admission to the Annual Meeting.

April 7, 2003	Lee M. Smith
Vice President & Corporate Secretary

THE MONY GROUP INC.
1740 Broadway
New York, New York 10019

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of The MONY Group Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of the Company’s shareholders (the “Annual Meeting”) to be held at The St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York City, New York on Wednesday, May 14, 2003, commencing at 9:30 a.m., Eastern time, and at any adjournment or postponement, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders.

This Proxy Statement and accompanying form of proxy are first being mailed on or about April 7, 2003 to shareholders entitled to vote at the Annual Meeting.

Voting at the Annual Meeting; Record Date

Only holders of record of the Company’s Common Stock, par value $0.01 per share, as of the close of business on March 17, 2003, the record date, are entitled to notice of and to vote at the Annual Meeting. On the record date, there were 47,005,377 shares of the Company’s Common Stock outstanding. Each shareholder is entitled to one vote for each share of Common Stock registered in that person’s name on the books of the Company on the record date.

The presence, in person or by proxy, of the holders of one-third of the Company’s outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

Required Vote

  A plurality of the votes duly cast is required for the election of Directors.
  The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve the other matters to be acted upon at the Annual Meeting.
An abstention is deemed “present,” but is not deemed a “vote cast.” As a result, abstentions and broker “non-votes” are not included in the tabulation of the voting results on the election of Directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Broker “non-votes” and the shares with respect to which a shareholder abstains are included in determining whether a quorum is present.

Proxies and Voting Procedures

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. In accordance with the Company’s By-laws, the Annual Meeting may be adjourned in order to permit the solicitation of additional proxies. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Many shareholders will have the option to submit their proxies or voting instructions electronically by telephone or through the Internet. Shareholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Shareholders submitting proxies or voting instructions through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the shareholder.

Any shareholder of record may revoke a proxy at any time before it is voted by (i) filing with the Corporate Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case dated later than the prior proxy relating to the same shares or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy should be delivered to The MONY Group Inc., 1740 Broadway, New York, New York 10019, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, before the taking of the vote at the Annual Meeting. To revoke a proxy previously submitted electronically by telephone or through the Internet, a shareholder may simply submit a new proxy at a later date before the taking of the vote at the Annual Meeting, in which case the later submitted proxy will be recorded and the earlier proxy will be revoked.

A copy of the Company’s 2002 Annual Report, including financial statements, has been sent simultaneously with this Proxy Statement or has been previously provided to all shareholders entitled to vote at the Annual Meeting.

Shareholders Sharing the Same Address

The Company has adopted a procedure approved by the Securities and Exchange Commission (the “Commission”) called “householding” that is intended to reduce the Company’s printing and postage costs. Under this procedure, shareholders of record who have the same address and last name and do not participate in the Company’s electronic delivery of proxy materials will receive only one copy of the Company’s Annual Report and Proxy Statement unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies.

Shareholders who participate in householding will continue to receive separate proxy cards. In addition, householding will not affect any dividend check mailings.

If you and any other shareholders of record with whom you share an address currently receive multiple copies of Annual Reports and/or Proxy Statements, or if you hold Company Common Stock in more than one account and, in either case, you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact the Company’s transfer agent with the names in which all accounts are registered. Our transfer agent, EquiServe Trust Company, N.A., can be contacted by phone at 1-800-926-MONY, by email at mony@equiserve.com or in writing addressed to EquiServe Trust Company, N.A., P.O. Box 43076, Providence, Rhode Island 02940-3076.

If you participate in householding and wish to receive a separate copy of the Company’s 2002 Annual Report or this Proxy Statement, or if you wish to receive separate copies of future Annual Reports and/or Proxy Statements, please contact EquiServe at the above phone number or address. The Company will deliver the requested documents promptly upon receipt of your request.

Beneficial shareholders can receive information about householding from their banks, brokers or other holders of record.

Electronic Delivery of Proxy Materials and Annual Reports

The Notice of Annual Meeting and Proxy Statement and the 2002 Annual Report are available on our website at www.mony.com. Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, shareholders can elect to receive an e-mail, which will provide an electronic link to these documents. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Shareholders of Record. If you vote on the Internet at www.eproxyvote.com/mny, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.eproxyvote.com/mny and following the Vote By Net instructions.

Beneficial Shareholders. If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of the Annual Report and Proxy Statement electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

Recommendations of the Board of Directors

The Board of Directors recommends a vote FOR the election of the nominees for election as Directors; FOR approval of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for 2003; and AGAINST the two shareholder proposals described in this Proxy Statement.

CORPORATE GOVERNANCE

Board of Directors Information

The business and affairs of the Company are managed under the direction of the Board of Directors. The Board currently consists of 14 Directors. All the Directors of the Company also serve as Directors of MONY Life Insurance Company (“MONY Life”), a wholly owned subsidiary of the Company.

The Company’s Board of Directors consists of three classes of Directors: one class to hold office for a term expiring at the Annual Meeting of Shareholders to be held on May 14, 2003, another class to hold office for a term expiring at the Annual Meeting of Shareholders to be held in 2004, and another class to hold office for a term expiring at the Annual Meeting of Shareholders to be held in 2005, with the members of each class to hold office until their successors are duly elected and qualified. At each Annual Meeting of the Shareholders of the Company, the successors to the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual Meeting of Shareholders held in the third year following the year of their election.

Corporate Governance and Nominating Committee

In addition to the Compensation Committee and the Audit Committee (which are comprised solely of independent Directors, as explained in more detail elsewhere in this Proxy Statement), the Company’s Board of Directors has appointed a Corporate Governance and Nominating Committee, which, too, is comprised solely of independent Directors (at present, Mr. Durham, Mr. Johnson, Mr. Thomas and Ms. Foran). These three committees are referred to in this report as the “Independent Committees.”

Corporate Governance Principles

On January 14, 2003, the Corporate Governance and Nominating Committee approved and, on January 15, 2003, the Company’s Board of Directors adopted new corporate governance principles (the “Corporate Governance Principles”) to replace in its entirety the Policy on Composition and Function of the Board of The MONY Group Inc., which had been adopted by the Company’s Board of Directors on September 27, 2000, to replace the Policy on Composition and Function of the Board of Trustees of The Mutual Life Insurance Company of New York adopted in May of 1989.

The Corporate Governance Principles are available for inspection by anyone at any time on the Company’s web site (www.mony.com) under Corporate Governance Principles. Important features of the Corporate Governance Principles and certain other aspects of the Company’s corporate governance policies and procedures are summarized below.

Independence of Directors; Executive Sessions of Non-Management Directors. A majority of the Directors must be independent as provided for in the Corporate Governance Principles and the proposed new independence rules of the New York Stock Exchange. At present, 71% of the Directors are independent. They are Messrs. Barrett, Call, Durham, Johnson, Holland, Kiley, Theobald and Thomas, Mrs. Pfeiffer and Ms. Foran. The independent Directors and any other non-management Directors will meet in regularly scheduled executive sessions without management present. The executive sessions of the non-management Directors are chaired, on a rotating basis, by the chairpersons of the Company and MONY Life board committees (all of whom are independent Directors).

Direct Communications with Non-Management Directors. Persons wishing to communicate with the Company’s non-management Directors over a secure Internet connection may do so by logging onto the Company’s website at www.mony.com and following the instructions given for communications with non-management Directors. Each non-management Director will have direct access to all messages left. In addition, the Company’s Corporate Secretary and General Counsel will be notified by e-mail when such messages are posted, will have access to (but will not be able to delete or edit) such messages, and thus will be in a position to follow up with non-management Directors or with the Board as a whole, or to bring urgent matters to their immediate attention, as may be appropriate.

Persons wishing to send such messages may (a) do so anonymously, in which case their anonymity will be protected through appropriate security measures, or (b) leave their names and e-mails addresses or telephone numbers. Such persons will be prompted to indicate whether they wish to receive a response. If so, they will be required to give their names and telephone numbers or e-mail addresses. If not, they may communicate anonymously (recognizing that neither the Company nor the non-management Directors will be able to contact them for further information or to follow up on their concerns if they do not leave their names and either e-mail addresses or telephone numbers).

Other Boards; Director Qualification Standards. Without the express approval of the Board, no management Director may serve on the board of any other for-profit corporation.

The Corporate Governance Principles include detailed independence standards, which fully accord with the Director independence standards included in the proposed New York Stock Exchange corporate governance rules pending before the Commission for approval. For details, the reader is directed to the Company’s website. Among other things, to be considered “independent” for purposes of the Corporate Governance Principles (including for eligibility to serve on any of the Independent Committees), a Director must be determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with the Company other than as a Director.

In addition, non-management Directors will be chosen for nomination based on perspective, experience, knowledge, and independence of judgment, enabling them to contribute to the effective functioning of the Board and the fulfillment of its responsibilities. They will be expected to become familiar with the condition and operations of the Company, and to serve on at least one committee of the Board of the Company or of MONY Life (although only independent Directors meeting the more stringent requirements for independence set forth in the Corporate Governance Principles and the proposed New York Stock Exchange Corporate Governance rules may sit on the Independent Committees). Regional balance is desirable, and a high degree of interest and involvement are prime requisites. Directors will be selected without regard to race, religion, sex, or national origin.

Mandatory Retirement. Directors may not serve past June 1st following the attainment of age 70, provided, however, that the Board, in its business judgment, has extended and may extend the mandatory retirement age in individual cases, taking into account the factors listed below, to assure that the Board has the necessary and desirable overall continuity and expertise. At the time a Director comes up for re-election, or at a time that a substantial change in either the occupation or primary business affiliation of the Director takes place, the Corporate Governance and Nominating Committee will conduct a review, including the following:

  attendance at Board and Committee meetings;
  the mental and physical capacities of the individual;
  participation in the meetings and affairs of the Company; and
  any change in residence.

Director Responsibilities. Directors have a duty to act in what they believe to be the best interests of the Company and its shareholders. Directors must perform their duties as Directors, including their duties as members of committees, in good faith and with that degree of care that an ordinarily prudent person would use under similar circumstances.

The business and affairs of the Company are managed under the direction of the Board. The Board reviews and approves the Company’s broad policies, strategic direction and overall priorities. The specific duties of the Board include:

  reviewing and approving key financial objectives, corporate strategies and capital allocations;
  approving senior management structure, personnel, succession planning and compensation;
  annually electing the executive officers of the Company;
  monitoring management performance and recommending improvements;
  approving major actions of the Company, including
    capital expenditures over authorized limits;
    acquisitions and divestitures over authorized limits;
    decisions on major strategic directions of the Company; and
    dividend actions;
  providing management with additional expertise and perspective based on the individual experience of the Directors; and
  assuring continuity of Board membership.

Directors are expected to attend at least 75% of all regularly scheduled and specially called Board meetings. Management or outside advisors to the Board are required to provide, and Directors are expected to review, any written materials relating to the agenda for each upcoming meeting sufficiently in advance of the meeting to afford sufficient time for reading and careful consideration.

Director Access To Management and Independent Advisors. Generally, presentations of matters to be considered by the Board are made by the manager responsible for that area of the Company’s operations. In addition, Directors shall have free access to all other senior managers of the Company and its principal subsidiaries.

The non-management Directors, any Board Committee or the Board as a whole may retain and consult with independent legal, financial, accounting, executive compensation or other advisors as necessary and appropriate in their judgment, at the expense of the Company.

Director Compensation. Independent Directors of the Company are expected to hold Company stock as explained in detail elsewhere in this Proxy Statement. The Corporate Governance and Nominating Committee is responsible for recommending to the full board the compensation and benefits for non-management Directors. In discharging this duty, the Committee is guided by three principles: compensation should fairly pay Directors for work required in a company of the Company’s size and scope; compensation should align Directors’ interests with the long-term interests of shareholders; and the structure of the compensation should be simple, transparent and easy for shareholders to understand. Annually, the Corporate Governance and Nominating Committee reviews non-management Director compensation and benefits.

Director Orientation and Continuing Education. The Company provides for Director orientation and continuing education through management briefings and presentations concerning the Company’s key businesses and major issues.

Management Succession and CEO Performance Review. The Board must approve and maintain a succession plan for the Company’s Chief Executive Officer and senior executives with the input, as appropriate, of the Corporate Governance and Nominating Committee. At least annually, the Compensation Committee must review and report to the full Board on the performance of the CEO.

Annual Performance Evaluation of the Board. As described more fully in the charters of the Independent Committees, each such Committee performs an annual self-evaluation. Annually, the Directors are requested to provide their assessments of the effectiveness of the Board and the Committees on which they serve.

Committees of the Board. The committees of the Board are the three Independent Committees and the Public Affairs Committee. The purposes and responsibilities of the Independent Committees and the required qualifications for their members are set forth in their charters. The Independent Committees may meet regularly in executive session without management Directors present. The agendas for the Independent Committees are set by their chairpersons, in consultation with the Corporate Secretary and the CEO as each committee chairperson deems necessary and appropriate.

Board and Committees. The Company’s Board of Directors held 8 meetings during 2002. Each Director attended at least 75% of the total number of meetings of the Board of Directors and the Committees on which he or she served during the year.

The table below provides current membership and meeting information for each of the Board Committees.

Corporate
Governance
And
Name	Audit	Compensation #	Nominating	Public Affairs

Mr. Barrett	X*
Mr. Call				X
Mr. Durham	X	X	X*
Ms. Foran			X
Mr. Holland		X		X
Mr. Johnson		X*	X
Mr. Kanner				X
Mr. Kiley	X			X
Mrs. Pfeiffer				X*
Mr. Theobald	X			X
Mr. Thomas	X		X
2002 Meetings	4	5	1	3

*	Chairperson
#	Formerly Human Resources Committee

The Audit Committee

The Audit Committee’s primary responsibilities are to:

  monitor the integrity of the Company’s financial reporting process and systems of internal controls;
  monitor the independence and performance of the Company’s independent auditors and internal auditing department;
  provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors; and
  review areas of potential significant financial risk to the Company.

The Audit Committee is also responsible for, among other things, reviewing the annual audit of the Company’s financial statements before filing and distribution and reviewing the Company’s quarterly financial results before filing or distribution and, in each case, discussing significant issues with management, the Company’s internal auditors and the Company’s independent auditors.

The Audit Committee operates under a written charter. A copy of the Audit Committee’s current charter, as revised in 2002, is appended as Exhibit A to this Proxy Statement.

The Board has determined that each of the members of the Audit Committee — Messrs. Barrett, Durham, Kiley, Theobald and Thomas — is a financial expert within the meaning of Item 401(h)(2) of Regulation S-K, 17 CFR § 229.401(h). In addition, each such Director qualifies as “independent” within the meaning of Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listed Company Manual. Information regarding relevant experience of the members of the Audit Committee may be found below under “Proposal 1 — Election of Directors.”

The Compensation Committee

The function of the Compensation Committee is to:

  oversee the administration of the Company’s compensation plans and to make determinations with respect to compensation payable to officers and employees of the Company;
  evaluate the performance of the Chief Executive Officer of the Company as measured against pre-established performance criteria;
  recommend to the Board of Directors the selection and compensation of executive officers of the Company; and
  recommend to the Board of Directors any plan to issue options for the purchase of shares of stock.

The Corporate Governance and Nominating Committee

The function of the Corporate Governance and Nominating Committee is to:

  identify individuals qualified to become Board members;
  select, or to recommend that the Board select, the Director nominees for the next annual meeting of shareholders;
  develop and recommend to the Board corporate governance principles applicable to the Company.
  recommend the establishment, authority, size and membership of Board committees;
  determine and recommend to the Board qualifications for membership on Board committees;
  oversee the evaluation of the Board and management of the Company; and
  review and, where appropriate, make recommendations to the Board regarding any proposals from shareholders relating to corporate governance matters, Board and Board committee compensation, and succession planning for the CEO and other senior executive officers of the Company.

The Committee will consider nominees recommended by the shareholders. The procedure for such nominations is described below under “2004 Meeting of Shareholders.”

The Public Affairs Committee

The function of the Public Affairs Committee is to review policies, programs and practices that are consistent with the Company’s social obligation to its employees, society and especially the communities of its major locations.

Directors Compensation

Cash Compensation. All Directors of the Company are also Directors of MONY Life. For serving on the Board of Directors of MONY Life, each Director who is not an employee of the Company receives an annual retainer fee of $40,000. No additional retainer fee is paid for service on the Board of Directors of the Company. In addition, each such Director also receives a meeting fee of $1,500 for each meeting of the Company’s Board or MONY Life’s Board attended. Additionally, each such Director receives an annual retainer fee of $3,500 per committee on which such Director serves as a member and each such member receives a meeting fee of $1,000 for each committee meeting attended. The chairperson of each committee receives an additional annual retainer fee of $1,500. For each joint meeting of the Company’s Board and MONY Life’s Board (or committees), non-management Directors receive only one meeting fee and also only one annual Committee or Chairperson retainer fee. The Directors may defer all or part of their compensation as Directors until retirement from the Board.

Non-Management Director Restricted Stock Grants. Pursuant to the Plan of Reorganization of MONY Life (the “Plan of Reorganization”), the Board may grant restricted Common Stock to non-management Directors of the Company. The purpose of these grants is to provide stock-based compensation to non-management Directors of the Company in order to encourage a high level of Director performance and to provide non-management Directors with a proprietary interest in the Company’s success. Each non-management Director of the Company received a grant of 416 shares of restricted Company Common Stock in 2002 pursuant to the Plan of Reorganization.

The Board of Directors has discretion in determining the number of shares subject to each grant of restricted stock, provided that the fair market value (valued on the date of grant) of all shares granted to each non-management Director during any calendar year does not exceed the lesser of (i) one-half of the Directors’ fees earned by such non-management Director for the immediately preceding calendar year and (ii) $15,000, rounded upward to the nearest whole share. Grants of restricted stock must be in lieu of cash payment of Directors’ fees equal in amount to the fair market value of the restricted stock granted. Each grant of restricted stock vests, based on the continued service of the grantee on the Board of Directors, in three approximately equal installments on each of the first three anniversaries on the date of grant thereof. In the event of the termination of the service on the Board of a grantee by reason of disability or death, any restricted stock previously granted to such grantee will continue to vest as if the grantee’s service had not terminated. In the event of termination of service on the Board of Directors of a grantee for any reason other than disability or death, any unvested restricted stock will be forfeited.

The Board must obtain the prior approval of the New York State Superintendent of Insurance prior to making any other grants of restricted stock to non-management Directors until November 16, 2003, the fifth anniversary of the effective date of the Plan of Reorganization.

2002 Stock Option Grants. In July 2002, each non-management Director was granted a non-qualified stock option to acquire 5,000 shares of Company Common Stock pursuant to The MONY Group Inc. 2002 Stock Option Plan (the “2002 Stock Option Plan”). The options vest in three equal yearly installments on December 31, 2003, 2004 and 2005 and expire on July 30, 2012.

Charitable Award Program for Directors. Under the MONY Life Insurance Company Charitable Awards Program for Directors established in 1991, MONY Life will contribute a maximum amount of $500,000 among up to five charitable organizations and/or educational institutions recommended by each participating Director. Donations are made in the name of the participating Director. The maximum donation payable on behalf of a participating Director is based on that Director’s length of service as a Director. Participating Directors are paired for purposes of the Program. As to each pair of Directors, the donations will be made at the death of the last survivor; provided, that for the first paired Director to die, the applicable donation will be made not later than five years after his or her death. As of March 1, 2003, 17 active and retired Directors were participating in the Program. The Program may be funded by the purchase of life insurance policies on the lives of participating Directors, the premiums on which will be payable by MONY Life. Individual Directors accrue no financial benefit from the Program and any resulting charitable deductions accrue solely to MONY Life. In 2002, MONY Life paid $259,920 in premiums on such policies.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The Company has no information that any person beneficially owns more than 5% of its outstanding Common Stock except as reported on Schedule 13G filed with the Commission by Goldman, Sachs & Co. (“Goldman Sachs”) and certain affiliates pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). The following table and footnotes have been prepared in reliance upon such filing for the nature of ownership and an explanation of overlapping ownership.

	Amount and Nature
Name and Address of	of Beneficial Ownership	Percent of
Beneficial Owner	Reported on Schedule 13G	Class

The Goldman Sachs Group, Inc.
85 Broad Street
New York, NY 10004(1)	3,564,775	7.1%

(1)	Consists of 3,564,775 shares beneficially owned by Goldman Sachs and The Goldman Sachs Group, Inc. (“GS Group”); 2,227,198 shares beneficially owned by GS Mezzanine Partners, L.P.; 1,195,949 shares beneficially owned by GS Mezzanine Partners Offshore, L.P.; 3,423,147 shares beneficially owned by GS Mezzanine Advisors, L.L.C.; 76,169 shares beneficially owned by Stone Street Fund 1997, L.P.; 36,993 shares beneficially owned by Bridge Street Fund 1997, L.P. and 113,162 shares beneficially owned by Stone Street 1997, L.L.C. Includes an aggregate of 3,536,309

(footnote continued on next page)

shares issuable upon exercise of currently exercisable warrants held by GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1997, L.P., and Bridge Street Fund 1997, L.P. (collectively, the “Investors”), pursuant to the Investment Agreement (the “Investment Agreement”), dated as of December 30, 1997, by and among The Mutual Life Insurance Company of New York (now known as MONY Life Insurance Company), MONY Financial Services Corporation (now known as The MONY Group Inc.) and the Investors. The investment banking division (“IBD”) of GS Group disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which IBD or its employees have voting or investment discretion, or both and (ii) certain investment entities, of which IBD is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than IBD.

Pursuant to the Investment Agreement, the Investors have been granted Board representation rights. The Company has agreed to use its best efforts to cause one of the persons proposed by the Investors to be elected to the Company’s Board of Directors. The Investors’ original nominee retired from the Company’s Board of Directors on January 11, 2000. The Investors have not proposed a successor nominee at this time. The Investors have agreed not to propose any person who: (i) at the time of such proposal is either a member of the board of directors or board of trustees or a senior officer of an entity engaged in the life insurance business, or (ii) is not qualified to serve as a Director pursuant to the By-Laws of the Company. The Investors’ Board representation rights granted by the Investment Agreement will terminate when the Investors and their subsidiaries and affiliates that acquire warrants or Common Stock upon the exercise thereof own an aggregate number of shares of Common Stock acquired upon exercise of Warrants plus the number of shares of Common Stock issuable upon exercise thereof that is less than 5% of the fully diluted Common Stock.

Security Ownership of Directors And Executive Officers

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 1, 2003 by each Director and Director nominee and the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2002 (collectively, the “named executive officers”) and by all Directors and executive officers as a group. Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and investment power with respect to the shares shown in the table to be owned by that person.

As of March 1, 2003, the Directors, the Director nominees and the named executive officers of the Company:

  owned beneficially, directly or indirectly, the number of shares of Common Stock indicated under “Shares Beneficially Owned;”
  held options, exercisable within 60 days after that date, to purchase the number of shares of Common Stock indicated in the applicable footnotes below; and
  held units equivalent to the number of shares of Common Stock indicated under “Benefit Plan Shares Beneficially Owned” pursuant to the Investment Plan Supplement for Employees and Field Underwriters of MONY Life (the “Investment Plan Supplement”), the Excess Benefit Plan for Employees of MONY Life (the “Excess Plan”), and/or the Deferred Compensation Plan for Directors of MONY Life (the “Directors Deferred Plan”).

As of March 1, 2003, (i) each Director, Director nominee and named executive officer beneficially owned less than one percent of the Company’s outstanding Common Stock and (ii) all Directors and executive officers as a group beneficially owned 2.9% of the Company’s outstanding Common Stock.

			Benefit
	Shares		Plans Shares	Total Number
Name of	Beneficially		Beneficially	of Shares
Beneficial Owner	Owned		Owned(1)	Beneficially Owned

Tom H. Barrett	1,977	(2)	2,973	4,950

David L. Call	2,327	(2)(3)	—	2,327

Richard Daddario	114,557	(4)	13,455	128,012

G. Robert Durham	2,054	(2)	—	2,054

James B. Farley	1,977	(2)(5)	—	1,977

Margaret M. Foran	1,000		—	1,000

Samuel J. Foti	202,766	(6)	56,101	258,867

Robert Holland, Jr	2,144	(2)(7)	12,628	14,772

James L. Johnson	2,000	(2)	—	2,000

Frederick W. Kanner	3,447	(8)	2,601	6,048

Robert R. Kiley	1,977	(2)	68	2,045

Kenneth M. Levine	116,960	(9)	10,817	127,777

Jane C. Pfeiffer	2,988	(2)	—	2,988

Michael I. Roth	302,955	(10)	55,892	358,847

Thomas C. Theobald	2,043	(2)	3,700	5,743

David M. Thomas	593	(11)	—	593

Victor Ugolyn	50,042	(12)	10,539	60,581

All Directors and executive officers
as a group (26 persons)	1,149,828		193,669	1,343,497	(13)

(1)
Indicates Common Stock equivalent of unitized interests held under the Retirement and Investment Plan Trust of MONY Life and the Deferred Compensation Trust of MONY Life. This represents the employees’ and non-management Directors’ deferral of compensation and Company contributions under the Investment Plan Supplement, a tax-qualified 401(k) plan, the Excess Plan and the Directors Deferred Plan.

(2)	Includes (i) 550 restricted shares granted on January 11, 2000, (ii) 418 restricted shares granted on January 17, 2001, (iii) 416 restricted shares granted on January 16, 2002 and (iv) 593 restricted shares granted on January 15, 2003.
(3)	Includes 250 shares owned in an IRA by Mr. Call’s spouse.
(4)	Includes (i) 28,473 restricted shares subject to certain vesting and forfeiture provisions, (ii) 85,000 shares subject to options exercisable within 60 days after March 1, 2003 and (iii) 77 shares owned by Mr. Daddario’s spouse. Mr. Daddario disclaims beneficial ownership of the shares owned by his spouse.
(5)	Mr. Farley retired as a Director of the Company and MONY Life effective March 17, 2003.
(6)	Includes (i) 52,179 restricted shares subject to certain vesting and forfeiture provisions, (ii) 150,000 shares subject to options exercisable within 60 days after March 1, 2003 and (iii) 165 shares owned by Mr. Foti’s spouse. Mr. Foti disclaims beneficial ownership of the shares owned by his spouse.
(7)	Includes 7 shares owned by WorkPlace Integrators. Mr. Holland previously owned WorkPlace Integrators.
(8)	Includes (i) 418 restricted shares granted on January 17, 2001, (ii) 416 restricted shares granted on January 16, 2002 and (iii) 593 restricted shares granted on January 15, 2003.
(9)	Includes (i) 30,803 restricted shares subject to certain vesting and forfeiture provisions and (ii) 85,000 shares subject to options exercisable within 60 days after March 1, 2003.

(footnotes continued on next page)

(10)
Includes (i) 66,520 restricted shares subject to certain vesting and forfeiture provisions, (ii) 236,000 shares subject to options exercisable within 60 days after March 1, 2003 and (iii) 428 shares owned by the Michael I. Roth Irrevocable
Trust, an irrevocable life insurance trust of which Mr. Roth’s three children are beneficiaries. Mr. Roth disclaims beneficial ownership of the shares owned by the trust.

(11)	Consists of 593 restricted shares granted on January 15, 2003.
(12)	Includes (i) 26,506 restricted shares subject to certain vesting and forfeiture provisions and (ii) 23,500 shares subject to options exercisable within 60 days after March 1, 2003.
(13)	Includes 3,459 shares of Common Stock for which beneficial ownership is disclaimed by certain Directors and executive officers.

PROPOSAL 1 — ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Five Directors will be elected at the Annual Meeting. The Board of Directors has proposed the following nominees for election as Directors at the Annual Meeting for terms ending in 2006 or until their respective successors shall have been elected and qualified: Tom H. Barrett, David L. Call, Margaret M. Foran, Samuel J. Foti and Jane C. Pfeiffer. All of the nominees are at the present time Directors of the Company, whose current terms will expire at the 2003 Annual Meeting. If any nominee should become unable to serve, the persons named as proxies on the proxy card will vote for the person or persons the Board recommends, if any. The Board knows of no reason why any nominee will be unavailable or unable to serve.

Set forth below is information about each Director nominee and each other Director, including business positions held during at least the past five years, age, other Directorships held and periods of service as a Director of the Company and MONY Life.

The following Directors serve for terms that expire in 2003:

TOM H. BARRETT, age 72, has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since July 1990. Mr. Barrett is a Partner in American Industrial Partners, a private investment partnership, since 1992. Mr. Barrett retired from The Goodyear Tire & Rubber Company in December 1993, after serving as Chairman of the Board, President & Chief Executive Officer of The Goodyear Tire & Rubber Company from April 1989 to July 1991 and President & Chief Executive Officer from December 1988 to April 1989.

DAVID L. CALL, age 71, has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since January 1993. Dr. Call joined the faculty of Cornell University in 1963. He became Dean of the College of Agriculture and Life Sciences in 1978. Dr. Call has been Dean Emeritus since his retirement in 1995. He also serves as a small business consultant.

MARGARET M. FORAN, age 48, has been a Director of the Company since February 2003. She has also been a Director of MONY Life since February 2003. Ms. Foran has been Vice President, Corporate Governance and Secretary of Pfizer Inc., the world’s largest pharmaceutical company, since July 2002. She joined Pfizer Inc. in 1997 as Senior Corporate Counsel and Assistant Secretary and was named Vice President in 1999. Ms. Foran is a member of the Council of Institutional Investors.

SAMUEL J. FOTI, age 51, has been a Director, President and Chief Operating Officer of the Company since 1997**. He is President and Chief Operating Officer (since February 1994) of MONY Life and has been a Director since January 1993. Mr. Foti is also a Trustee of The American College, where he served as Chair of the Board of Trustees from January 2000 to January 2002. He previously served on the Board of Directors of the Life Insurance Marketing and Research Association (LIMRA), where he served as Chairman from October 1996 through October 1997.

JANE C. PFEIFFER, age 70, has been a Director of the Company since August 1998*. She has also been a Director of MONY Life since November 1988. Mrs. Pfeiffer is an independent management consultant. Mrs. Pfeiffer was Chairman of NBC from 1978 to 1981. Prior to that time, Mrs. Pfeiffer held various positions with IBM, including the position of Vice President of Communications and Government Relations. Mrs. Pfeiffer is a Director of Ashland, Inc., International Paper Company and J.C. Penney Company, Inc. She is a trustee of the University of Notre Dame and a member of The Council on Foreign Relations.

The following Directors serve for terms that expire in 2004:

ROBERT HOLLAND, JR., age 62, has been a Director of the Company since August 1998*. He has also been Director of MONY Life since May 1990. Mr. Holland is a business consultant. Mr. Holland was the owner and Chief Executive Officer of WorkPlace Integrators, an office furniture dealership in Southeast Michigan, from December 1996 to April 2001. Prior to that time, Mr. Holland was the President and Chief Executive Officer of Ben & Jerry’s Homemade, Inc., an ice cream company, from February 1995 to October 1996. Mr. Holland is a Director of Lexmark International Group Inc., Carver Bancorp Inc., YUM! Brands Inc., and Mazaruni Granite Products (Guyana). He also serves on the Ethnic Advisory Board of PepsiCo and the Advisory Board of Boardroom Consultants.

ROBERT R. KILEY, age 67, has been a Director of the Company since August 1998*. He has also been Director of MONY Life since November 1995. Mr. Kiley has been the Commissioner of Transport for London since January 2001. Prior to that time, Mr. Kiley was President and Chief Executive Officer of the New York City Partnership and Chamber of Commerce, Inc. from May 1995 to January 2001. Mr. Kiley had been a Principal of Kohlberg & Co. from April 1994 to April 1999.

MICHAEL I. ROTH, age 57, has been a Director, Chairman of the Board and Chief Executive Officer of the Company since 1997**. He is Chairman of the Board (since July 1993) and Chief Executive Officer (since January 1993) of MONY Life and has been a Director since May 1991. Mr. Roth is a Director of the American Council of Life Insurance, The Life Insurance Council of New York, Insurance Marketplace Standards Association, Enterprise Foundation (a charitable foundation which develops housing and which is not affiliated with the Enterprise Group of Funds), Metropolitan Development Association of Syracuse and Central New York, Enterprise Group of Funds, Inc., Enterprise Accumulation Trust, Pitney Bowes, Inc., The Partnership for New York City, Committee to Encourage Corporate Philanthropy, The Twin Towers Fund and Interpublic Group of Companies. Mr. Roth also serves on the Board of Governors of the United Way of Tri-State and is a member of the Lincoln Center Consolidated Corporate Fund Leadership Committee.

THOMAS C. THEOBALD, age 65, has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since May 1990. Mr. Theobald is a managing Director of William Blair Capital Partners, L.L.C., a private equity group, since September 1994. Mr. Theobald is a Director of Anixter International, Inc., Jones Lang LaSalle, Inc., and Liberty Funds.

The following Directors serve for terms that expire in 2005:

G. ROBERT DURHAM, age 74, has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since June 1988. Mr. Durham retired from Walter Industries, Inc., a home building and financing, natural resources and industrial manufacturing company, in May 1996, after serving as Chairman of the Board and Chief Executive Officer from June 1991 to May 1996. He is a Director of The FINOVA Group, Inc.

JAMES L. JOHNSON, age 75, has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since October 1986. Mr. Johnson is Chairman Emeritus of GTE Corporation (presently known as Verizon Communications, Inc.), a telecommunications company, having served as Chairman and Chief Executive Officer from April 1988 to May 1992. He is also Non-Executive Chairman of the Board of CellStar Corporation, a wireless communications company, since July 2001. Prior to that time, Mr. Johnson held various executive management positions with GTE Corporation. Mr. Johnson is a Director of CellStar Corporation and Harte-Hanks Communications, Inc.

FREDERICK W. KANNER, age 59, has been a Director of the Company since March 2000. He has also been a Director of MONY Life since March 2000. Mr. Kanner is a member of the firm of Dewey Ballantine LLP, an international law firm headquartered in New York City, since October 1976. He serves on the Board of Trustees of the Lawyers’ Alliance for New York and the Lawyers’ Committee for Civil Rights Under Law.

KENNETH M. LEVINE, age 56, has been a Director, Executive Vice President and Chief Investment Officer of the Company since 1997**. He has also been a Director (since May 1994) and Executive Vice President (since February 1990) and Chief Investment Officer (since January 1991) of MONY Life.

DAVID M. THOMAS, age 53, has been a Director of the Company since March 2002. He has also been a Director of MONY Life since March 2002. Mr. Thomas is Chairman and Chief Executive Officer of IMS Health, a leading provider of information solutions to the pharmaceutical and healthcare industries, since November 2000. From 1998 to 2000, Mr. Thomas served as Senior Vice President and Group Executive at IBM, an information technologies company. Prior to that time, Mr. Thomas held various management positions with IBM since 1972. Mr. Thomas is a Director of IMS Health, Fortune Brands, Inc., and Trizetto Corporation.

*
This Director was elected in anticipation of the demutualization of The Mutual Life Insurance Company of New York, the predecessor of MONY Life, that was completed in 1998. Directors of MONY Life served as Trustees on the Board of Trustees of The Mutual Life Insurance Company of New York, the predecessor of MONY Life, prior to the demutualization for the period indicated.

**	The Company was incorporated under the name MONYCO, Inc. on June 24, 1997, as a wholly owned subsidiary of MONY Life. This Director was appointed in connection with the original incorporation of the Company.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS
(Item 2 on the Proxy Card)

On February 19, 2003 the Audit Committee appointed PricewaterhouseCoopers LLP independent accountants to audit and report on the consolidated financial statements of the Company for 2003. PricewaterhouseCoopers LLP has audited and reported on the consolidated financial statements of the Company for 2002.

Although ratification of the appointment of PricewaterhouseCoopers LLP by the shareholders is not required, the Board has determined that it is desirable to request ratification of such appointment. If ratification is not obtained, the Audit Committee will reconsider the appointment.

The Company has been advised that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The Audit Committee of The MONY Group Inc. is comprised of five independent Directors and operates under a written charter adopted by the Board of Directors on May 17, 2000 and amended on July 30, 2002. In its corporate oversight role, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Audit Committee held five meetings during 2002. The meetings were designed to facilitate open communication between the Audit Committee, management and the Company’s independent public accountants, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”). The Audit Committee reviewed and discussed the audited consolidated financial statements with management and PricewaterhouseCoopers during these meetings.

The Audit Committee discussed with PricewaterhouseCoopers matters to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). PricewaterhouseCoopers also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with PricewaterhouseCoopers their independence under Independence Standards Board Standard No.1.

The Company contracted with PricewaterhouseCoopers for various engagements during the course of 2002 and the following represents a brief schedule of their professional fees:

	Financial Information Systems	All Other Fees —	All Other Fees —
Audit Fees	Design and Implementation Fees	Audit Related	Consulting Related

$ 2,041,900	0	$754,232	$2,200,401	*
			688,128

			$2,888,529

The (*) relates to consulting work performed by PricewaterhouseCoopers personnel who were transferred to the IBM organization effective October 1, 2002.

In addition, the “All Other Fees — Audit Related” category includes fees for regulatory filings and statutory audits of certain subsidiary organizations. The principal items covered within the $688,128 amount relate to Anti-Money Laundering and Risk Assessment projects. Also, it should be noted that the Company has put procedures in place to provide for pre-approval of any PricewaterhouseCoopers Consulting engagement by the Audit Committee Chairperson. The Audit Committee has determined that PricewaterhouseCoopers’ provision of the consulting related services itemized above is compatible with maintaining its independence.

Based upon the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Tom H. Barrett, Chairman
G. Robert Durham
Robert R. Kiley
Thomas C. Theobald
David M. Thomas

EXECUTIVE COMPENSATION

Executive Summary Compensation Table

The following table provides certain compensation information for Mr. Roth and the named executive officers. None of the named executive officers received any cash compensation during 2002 from the Company. All cash compensation received, earned or accrued by the named executive officers was paid by MONY Life.

SUMMARY COMPENSATION TABLE
					Long-Term
		Annual Compensation			Compensation

					Securities
				Other	Underlying
				Annual	Options	LTIP	All other
		Salary	Bonus	Compensation(1)	Granted	Payouts(2)	Compensation(3)
Name and Principal Position	Year	($)	($)	($)	(#)	($)	($)

Michael I. Roth,	2002	$950,000	$712,500	$203,673	150,000	$1,776,666	$32,775
Chairman of the Board and	2001	950,000	0	175,333	0	1,479,167	143,163
Chief Executive Officer	2000	900,000	1,100,000	119,837	0	1,041,667	148,307
Samuel J. Foti,	2002	750,000	562,500	135,424	110,000	1,210,000	25,875
President and Chief	2001	730,000	0	136,470	0	1,062,500	108,384
Operating Officer	2000	705,000	800,000	121,852	0	770,833	110,599
Kenneth M. Levine,	2002	500,000	250,000	71,721	50,000	566,667	17,250
Executive Vice President	2001	500,000	0	60,658	0	562,500	49,843
and Chief Investment Officer	2000	475,000	450,000	60,366	0	479,167	69,785
Richard Daddario,	2002	470,000	235,000	67,325	50,000	516,667	16,215
Executive Vice President	2001	450,000	0	62,552	0	470,833	64,360
and Chief Financial Officer	2000	400,000	375,000	57,340	0	416,667	68,541
Victor Ugolyn,	2002	550,000	275,000	47,222	30,000	309,167	16,500
Chairman, President & Chief	2001	550,000	0	29,997	0	225,000	55,183
Executive Officer, Enterprise	2000	500,000	450,000	29,417	0	177,083	64,157
Capital Management, Inc.

(1)
Includes payments to Messrs. Roth, Foti, Levine, Daddario and Ugolyn, respectively, for (i) interest paid in 2002 on awards made for the 1997-1999 and the 1998-2000 performance cycles under the Company’s Long-Term Performance Plan (the “Long-Term Performance Plan”) in the amounts of $90,824, $60,550, $30,275, $27,341, and $15,231, and (ii) 2002 automobile allowances (including tax costs related to such allowances) in the amounts of $56,144, $63,799, $41,096, $39,059, and $24,491. Also includes payments for 2002 financial counseling for Mr. Roth of $54,152.

(2)
Includes 2002 awards under the Long-Term Performance Plan to Messrs. Roth, Foti, Levine, Daddario and Ugolyn, respectively, of (i) $651,666, $460,000, $191,667, $191,667, and $134,167 for the 1999-2001 performance cycle, (ii) $750,000, $500,000 $250,000, $200,000 and $100,000 for the 1998-2000 performance cycle, and (iii) $375,000, $250,000, $125,000, $125,000, and $75,000 for the 1997-1999 performance cycle.

(3)
Includes 2002 payments to Messrs. Roth, Foti, Levine, Daddario and Ugolyn of (i) contributions to the Company’s tax-qualified plans in the amounts of $1,518, $1,518, $6,900, $3,795 and $6,000, respectively, and (ii) contributions to the Company’s non-qualified plan in the amounts of $31,257, $24,357, $10,350, $12,420 and $10,500, respectively.

	OPTION GRANTS IN LAST FISCAL YEAR
	Number of	Percentage of
	Securities	Total Options	Exercise
	Underlying	Granted to	of Base
	Options	Employees	Price	Expiration
Name	Granted (#)(1)	in Fiscal Year	($/sh)(2)	Date	5% ($)	10% ($)

Michael I. Roth	150,000	9.08%	$36.21	14-May-12	$3,415,841	$8,656,412
Samuel J. Foti	110,000	6.66%	36.21	14-May-12	2,504,950	6,348,036
Kenneth M. Levine	50,000	3.03%	36.21	14-May-12	1,138,614	2,885,471
Richard Daddario	50,000	3.03%	36.21	14-May-12	1,138,614	2,885,471
Victor Ugolyn	30,000	1.82%	36.21	14-May-12	683,168	1,731,282

(1)
Non-qualified stock options were granted to the named executive officers under the 2002 Stock Option Plan. These options will vest 34% on December 31, 2003, 33% on December 31, 2004, and 33% on December 31, 2005.

(2)	The exercise price is equal to the fair market value at the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUE

					Value of
			Number of Securities		Unexercised
			Underlying Unexercised		In-the-Money
			Options at Fiscal		Options at Fiscal
			Year End (#)		Year End ($)(1)

	Shares Acquired	Value
Name	on Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael I. Roth	0	$0	236,000	150,000	$0	$0
Samuel J. Foti	0	0	150,000	110,000	0	0
Kenneth M. Levine	0	0	85,000	50,000	0	0
Richard Daddario	0	0	85,000	50,000	0	0
Victor Ugolyn	0	0	23,500	30,000	0	0

(1)	Value of options is based upon the difference between the grant prices of all options awarded in 1999 and 2002 and the December 31, 2002 closing price for the Company’s stock of $23.94 per share.

LONG-TERM INCENTIVE PLANS — AWARDS FOR LAST FISCAL YEAR
		Performance	Estimated Future Payouts Under
	Number of	or Other	Non-Stock Price-Based Plans
	Shares, Units or	Period Until
	Other Rights	Maturation	Threshold	Target	Maximum
Name	(#)	or Payout	($ or #)	($ or #)	($ or #)

Michael I. Roth	30,000(1)	2002-2004	$900,000	$3,000,000	$7,000,000
	16,870(2)	2002-2004	8,435	16,870	16,870

Samuel J. Foti	25,000(1)	2002-2004	$750,000	$2,500,000	$6,250,000
	13,279(2)	2002-2004	6,640	13,279	13,279

Kenneth M. Levine	10,000(1)	2002-2004	$300,000	$1,000,000	$2,500,000
	5,803(2)	2002-2004	2,902	5,803	5,803

Richard Daddario	10,000(1)	2002-2004	$300,000	$1,000,000	$2,500,000
	6,473(2)	2002-2004	3,237	6,473	6,473

Victor Ugolyn	10,000(1)	2002-2004	$300,000	$1,000,000	$2,500,000
	6,506(2)	2002-2004	3,253	6,506	6,506

(continued on next page)

(1)	Under the Company’s 2002 Long-Term Performance Plan for Senior Executive Officers (the “2002 Long-Term
Performance Plan”), the Human Resources Committee of the Board of Directors made awards of units to the named executive officers and other designated officers of the Company and establishes three-year performance goals for the
Company. At the end of the three-year performance cycle, such units entitle the recipients to cash payouts, over three years, if and to the extent that the Company has achieved the predetermined performance goals.

(2)	Under the Company’s Restricted Stock Ownership Plan (the “Restricted Stock Ownership Plan”), the Human Resources
Committee of the Board of Directors made awards of restricted stock to the named executive officers and other designated officers of the Company. These restricted shares vest over three years and the restrictions will lapse only if the Company achieves pre-established stock price appreciation or earnings per share performance criteria. If the pre-
established performance criteria are not achieved at the end of the applicable three-year period, the restricted shares will be cancelled. Share amounts represent grants to Messrs. Roth, Foti, Levine, Daddario and Ugolyn, respectively, on
January 15, 2002 of 6,870, 5,279, 803, 1,473, and 1,506, under the provision for “matching grants” of the Restricted
Stock Ownership Plan; and on March 20, 2002 of 10,000, 8,000, 5,000 5,000 and 5,000 under the provision “periodic grants” of the Restricted Stock Ownership Plan. The market value of the Company’s Common Stock on the dates of these restricted-share grants was $35.20 per share on January 15, 2002 and $40.44 per share on March 20, 2002.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2002, including the 2002 Stock Option Plan, the Restricted Stock Ownership Plan, and the Company’s 1998 Stock Incentive Plan (the “Stock Incentive Plan”).

			Number of Securities
			Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance under
	To be Issued Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	In the First Column)

Equity compensation plans
approved by security holders	1,941,543(1)	$27.61	4,058,457(2)

Equity compensation plans
not approved by security
holders(3)	1,893,033	$31.84	412,500

Total	3,834,576	$29.70	4,470,957

(1)	Includes 1,492,350 options outstanding under the 2002 Stock Option Plan and 449,193 restricted shares outstanding under the Restricted Stock Ownership Plan.
(2)	Includes 3,507,650 shares remaining under the 2002 Stock Option Plan and 550,807 shares remaining under the
Restricted Stock Ownership Plan.
(3)	All option shares outstanding or remaining unissued are under the Stock Incentive Plan, which was adopted by the
Company’s Board of Directors on August 14, 1998. The Stock Incentive Plan provides for the grant of options
(including non-qualified and incentive stock options). The maximum number of shares of the Company’s Common
Stock that may be issued from November 16, 1998 to November 15, 2004 under the Stock Incentive Plan is 2,361,908 shares, subject only to certain adjustments approved by the New York Department of Insurance. Consistent with rules promulgated by the New York State Superintendent of Insurance, awards were granted by the Company after the first anniversary of the November 16, 1998 effective date of the Plan of Reorganization. The purpose of the Stock Incentive
Plan is to enable the Company to attract and retain insurance agents and employees who will contribute to the
Company’s long term success by enabling them to acquire an equity interest in the Company. During the last three fiscal years, grants under this Plan have been made to insurance agents and new employees only, and not to executive officers.

Retirement Plan Information

The following table sets forth the estimated annual retirement benefits payable at normal retirement age (generally age 65) to a person retiring with the indicated final average pay and years of credited service on a straight life annuity basis, under the Retirement Income Security Plan for Employees of MONY Life (the “Retirement Plan”), as supplemented by the Excess Plan, each as described below:

		Estimated Annual Benefits of Retirement
	With Indicated Years of Credited Service ($)(1)

Final Average Pay ($)	10	15	20	25	30	35

$ 500,000	$72,300	$108,450	$144,600	$180,750	$216,900	$253,050
1,000,000	147,300	220,950	294,600	368,250	441,900	515,550
1,500,000	222,300	333,450	444,600	555,750	666,900	778,050
2,000,000	297,300	445,950	594,600	743,250	891,900	1,040,550
2,500,000	372,300	558,450	744,600	930,750	1,116,900	1,303,050

(1)	Estimated retirement benefit described above does not include the value of the executive’s “employer contribution account.”

The annual retirement benefit under the Retirement Plan and the Excess Plan is generally equal to the product of (a)(i) a percentage of an executive’s “final average pay” in excess of his or her “covered compensation” (i.e., the average of the social security taxable wage base for the 35 years up to the date the executive attains social security retirement age), plus (ii) a percentage (depending upon the executive’s social security retirement age) of the executive’s “final average pay” not in excess of his or her “covered compensation,” and (b) the executive’s years of credited service up to 35. “Final average pay” is defined as the highest average annual “compensation” of an executive for any 36 consecutive months in the 120 months of service prior to the executive’s retirement. “Compensation” used to determine the retirement benefit under the Retirement Plan and the Excess Plan consists of the salary paid to an executive, including incentive compensation and salary deferrals pursuant to Section 125 and Section 401(k) plans and Deferred Compensation Plan for Key Employees, but excluding expense and tuition reimbursement, amounts payable under the Long-Term Performance Plan, fringe benefits, group life insurance premiums, moving expenses, prizes, hiring and referral bonuses, and disability payments. Such “compensation” is generally the same as the compensation reflected above in columns labeled as Salary and Bonus of the Summary Compensation Table. The Excess Plan is designed to provide benefits which eligible employees would have received under the Retirement Plan but for limits applicable under the Retirement Plan. The estimated “final average pay” of Messrs. Roth, Foti, Levine, Daddario and Ugolyn under the Retirement Plan and the Excess Plan as of December 31, 2002 (assuming retirement as of such date) is $1,841,667, $1,330,000, $883,333, $727,000 and $908,333, respectively, and the estimated years of credited service under the Retirement Plan and the Excess Plan as of such date for each of such named executive officers is 14, 14, 30, 13 and 12 years, respectively. These benefits are not reduced by Social Security benefits nor any benefits derived from the qualified and non-qualified 401(k) plans.

Employment and Change in Control Agreements

MONY Life has entered into employment agreements (the “Employment Agreements”) with each of Messrs. Roth, Foti, Levine, Daddario, and Ugolyn. The current terms of the Employment Agreements are effective through December 31, 2003, and will automatically be extended for successive one-year terms unless MONY Life gives notice to the executive (by the preceding September 30) that it will not renew the Employment Agreement for another term.

The Employment Agreements provide that the current base compensation of each executive will be adjusted in accordance with MONY Life’s regular administrative practices generally applicable to its senior executives. Under the Employment Agreements, each executive will participate in the Company’s 2002 Annual Incentive Plan for Senior Executive Officers (the “2002 Annual Incentive Plan”) and the 2002 Long-Term Performance Plan, will be entitled to participate in other incentive compensation plans and any employee benefit plans and programs generally available to senior executives of MONY Life, and will be entitled to perquisites and fringe benefits generally available to officers of their respective ranks at MONY Life.

The Employment Agreements prohibit the executives from engaging in or advising, either directly or indirectly, any business which is substantially competitive with any business then actively conducted by MONY Life during the term of their employment and for a six-month period following termination of employment. The executives are also prohibited from soliciting, either directly or indirectly, any person employed by MONY Life for one year following the termination of employment, and are prohibited from divulging confidential information relating to the Company.

The Employment Agreements provide that MONY Life will have the right at any time to terminate any executive’s employment, and that any executive will have the right at any time to terminate his employment with MONY Life. Under the Employment Agreements, MONY Life will provide an executive with the following benefits in the event of termination by MONY Life other than for cause (as defined in the Employment Agreements) or by the executive for good reason (as defined in the Employment Agreements): (i) a lump-sum payment in an amount equal to (a) two times the executive’s annual base compensation in effect on the date of termination, in the case of Messrs. Roth, Foti and Levine, or (b) one times the executive’s annual base compensation in effect on the date of termination, in the case of Mr. Daddario and Mr. Ugolyn, reduced in all cases by any severance payments made to the executive under any other employment contract or severance arrangement with MONY Life; (ii) any incentive compensation earned with respect to the calendar year immediately preceding the termination date but not yet paid, and incentive compensation with respect to the calendar year in which the termination date occurs, in each case in an amount determined by the Chief Executive Officer (or, in the case of the Chief Executive Officer, by the Board of Directors) which will be not less than 50% of the executive’s base compensation; (iii) at the discretion of the Chief Executive Officer, the value of the perquisites to which the executive is entitled immediately before the termination date and such other items as the Chief Executive Officer (or, in the case of the Chief Executive Officer, the Board of Directors) will determine; (iv) title to any MONY Life-furnished automobile; and (v) outplacement services for up to one year with a nationally recognized outplacement firm. In addition, MONY Life will keep in effect, for the life of the executive whose employment is terminated other than for cause or good reason, various life insurance programs maintained for the executive immediately prior to termination, with MONY Life and the executive retaining their respective obligations to pay premiums in accordance with the terms of the policy.

MONY Life has also entered into change in control employment agreements (collectively, the “Change in Control Agreements”) with each of Messrs. Roth, Foti, Levine, Daddario and Ugolyn and other executive officers of the Company, the provisions of which become effective if and when there is a Change in Control (as defined below) of the Company. The current terms of the Change in Control Agreements are effective through December 31, 2003, and will be automatically renewed for successive one-year terms unless MONY Life gives notice of non-renewal to the executive not later than the preceding September 30. If a Change in Control occurs, the expiration date is automatically extended to the third anniversary of the Change in Control and the agreement is thereafter automatically renewed for successive one-year terms unless MONY Life gives notice of non-renewal to the executive not later than six months before the agreement would otherwise expire.

The Change in Control Agreements provide that the executives will continue to receive base compensation at a rate not less than the rate in effect immediately prior to the Change in Control, and that base compensation will be increased in accordance with the regular administrative practices in effect immediately prior to the Change in Control. The agreements further provide that the executives will be entitled to perquisites and fringe benefits equal to those attached to their positions immediately prior to the Change in Control, will continue to be full participants in all incentive compensation plans and all employee benefit plans and programs for senior executives in effect immediately prior to the Change in Control, and will be entitled to participate in any other incentive compensation plans and employee benefit plans and programs generally available to senior executives of MONY Life.

The Change in Control Agreements provide that MONY Life will have the right at any time to terminate the executive’s employment, and that the executive will have the right at any time to terminate his employment with MONY Life. Under the Change in Control Agreements, MONY Life will provide the executive with the following benefits in the event of termination by MONY Life other than for Cause (as defined in the Change in Control Agreements) or by the executive for Good Reason (as defined in the Change in Control Agreements): (i) a lump-sum payment in an amount equal to three times the sum of the following components (a), (b) and (c): (a) the executive’s annual base compensation in effect on the termination date; (b) the executive’s annual bonus in effect on the Termination Date (at no less than the “target” rate); and (c) the executive’s Long-Term Performance Plan payment (at no less than the “target” rate); such total amount being reduced by any severance payments made to the executive under any other employment contract or severance arrangement with MONY Life; (ii) any incentive compensation payments awarded for a year prior to the year in which the termination date occurs but not paid as of the termination date; (iii) a specified pro rata portion of the bonus under the annual incentive plan that would have been earned for the year in which the termination date occurs; (iv) all amounts payable as of the termination date in accordance with the terms of the Long-Term Performance Plan and an award in respect of all uncompleted cycles thereunder (valued at no less than the “target” value of $100 per unit); (v) immediate vesting of and, if applicable, lapse of restrictions with respect to, previously unvested stock option and restricted share awards (or, in any case where such vesting or lapse would be prohibited by certain provisions of the New York Insurance Law, cash payments in lieu thereof); (vi) in addition to all other amounts otherwise payable to the executive under the Retirement Plan and the Investment Plan Supplement, an amount equal to the aggregate present value of the retirement benefits that would have been payable to the executive under the Retirement Income Security Plan, Investment Plan Supplement and Excess Retirement Plan, had his employment continued for the duration of the Contract Term, less the present value of the benefits actually payable to the executive under the Retirement Income Security Plan and Investment Plan Supplement; (vii) an amount equal to the aggregate present value of the additional costs that would have been incurred by MONY Life for medical and dental benefits, retiree medical benefits, and spouse or survivor’s income benefits if the executive’s employment had continued for the balance of the Contract Term; (viii) continued coverage under various disability and life insurance programs; and (ix) outplacement services for up to one year with a nationally recognized outplacement firm.

Mr. Daddario’s Change in Control Agreement includes a provision clarifying that the retirement benefits to which he will be entitled are in addition to and not in lieu of the enhancement in retirements benefits to which he is otherwise contractually entitled, and which is based on the stipulated assumption that he had five years of additional service credit and five years of additional age credit. The Company agreed to this benefit, in writing, on June 29, 1989, in the original offer of employment extended to Mr. Daddario.

Under the Change in Control Agreements for Mr. Foti and three other senior executives, the amounts in respect of retiree medical benefits payable to the executive upon a Change in Control followed by a termination by the Company without Cause or by the executive for Good Reason are to be calculated on the assumption that the executive is eligible for retiree medical benefits at the end of the Contract Term (whether or not he will actually have reached age 55 by that date). In Mr. Foti’s Change in Control Agreement, the amounts in respect of retirement benefits to which he is entitled upon a change in control followed by a termination by the Company without Cause or by Mr. Foti for Good Reason are to be calculated on the assumption that he had retired at age 55 if he is younger than 55 at the Termination Date or had retired at his actual age on the Termination Date if he is 55 or older on the Termination Date.

In the event of the death or disability of the executive, the Change in Control Agreements provide that the executive (or his representative) will be entitled to receive (i) amounts owed to the executive through his effective date of termination, and (ii) a specified pro rata portion of all awards under the 2002 Long-Term Performance Plan and the 2002 Annual Incentive Plan.

The Change in Control Agreements also provide that, to the extent any payments to the executives would be subject to “golden parachute” excise taxes under Section 4999 of the Internal Revenue Code (the “Code”), the executives will receive “gross-up” payments to make them whole with respect to such taxes and any related interest and penalties. In addition, to the extent that the inclusion of the gross-up payment to the executives in their adjusted gross income would cause them to lose any itemized federal, state or local income tax deductions, they will be made whole (after tax effects) for the loss of such income tax deductions.

For purposes of the Change in Control Agreements, a “Change in Control” is defined generally to include an acquisition of 20% or more of the voting stock of the Company, a change in the majority of the members of the Board of Directors that is not supported by two-thirds of the incumbent Directors, approval by the shareholders of a merger or reorganization in which the Company shareholders do not own at least 80% of the resulting entity, a sale of all or substantially all of the assets of the Company or MONY Life, a dissolution of the Company or MONY Life, the adoption by the Board of Directors of a resolution to the effect that any person has acquired effective control of the Company or MONY Life, or the making of any agreement or the commencement of a tender offer or proxy contest resulting in any such transaction.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following is the Report of the Compensation Committee of the Company’s Board of Directors, describing the compensation policies applicable to the Company’s executive officers with respect to compensation paid to such executive officers for the fiscal year ended December 31, 2002. All officers are compensated as employees of MONY Life. The information contained in the report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee was formed and chartered on July 30, 2002, replacing the Board’s Human Resources Committee as part of a realignment to conform to proposed new corporate governance requirements of the New York Stock Exchange. Decisions on executive compensation matters prior to July 30, 2002 were made by the Human Resources Committee and are attributed accordingly in the following text. Decisions made after July 30, 2002, and all ongoing responsibility for executive compensation matters, are attributed to the Compensation Committee.

The Compensation Committee consists of Messrs. Durham, Holland and Johnson, none of whom is an officer or employee of the Company, MONY Life or their affiliates. All members of the Compensation Committee qualify as independent Directors under the proposed New York Stock Exchange corporate governance rules. Mr. Farley was a member of the Compensation Committee until he retired as a Director of the Company effective March 17, 2003. Because Mr. Farley was an officer of MONY Life prior to January 1, 1994, under a strict interpretation of the rules under of Section 162 of the Internal Revenue Code, it could be argued that he did not qualify as an “Outside Director” for purposes of that section.

Therefore, Mr. Farley did not take part in or vote on any decision of the Compensation Committee regarding “qualified performance-based compensation” for the named executive officers.

The Compensation Committee is responsible for making determinations with respect to executive compensation and overall compensation policy, as well as for oversight and administration of MONY Life’s Annual Incentive Compensation Plan (the “Annual Incentive Compensation Plan”), the 2002 Annual Incentive Plan, the Long-Term Performance Plan, the 2002 Long-Term Performance Plan, the Stock Incentive Plan, and the 2002 Stock Option Plan. This report discusses the executive compensation determinations made by the Compensation Committee with respect to the 2002 compensation of the Company’s executive officers (including all named executive officers). The compensation determinations described below were ratified by the Board of Directors of the Company, including the unanimous vote of the 10 independent Directors who comprised 71% of the Board at that time.

Executive Compensation Philosophy

In general, the executive compensation programs are designed to attract and retain executives who will contribute to the Company’s long-term success, to reward executives for achieving the Company’s short- and long-term strategic goals, to link executive compensation and shareholder interests through Company performance- and equity-based plans, and to recognize individual contributions to Company performance.

The Compensation Committee is assisted from time to time by compensation consulting firms that supply the Committee with statistical data and other executive compensation information. This permits the Committee to compare the Company’s compensation against levels and programs at other companies selected as peers and/or organizations with which the Company competes for executive talent. To attract qualified executives in certain operational areas, it is sometimes necessary to compete with banks and other financial services institutions. The companies selected for compensation comparison purposes are not necessarily the same companies which comprise the indices selected for the Performance Graph appearing subsequently in this Proxy Statement.

Compensation for the Company’s executive officers consists of three principal elements: base salary, annual incentive payments and long-term incentive opportunities, including stock incentives. The combination and relative weighting of these elements reflect the Compensation Committee’s belief that executive compensation should be closely tied to the Company’s financial performance.

Base Salary

Base salaries of executive officers are compared against the broad middle range of the companies with which the Company competes for those positions. The Company reviews annual salaries versus the external market on an annual basis and recommends adjustments that reflect promotions, changes in levels of responsibility and competitive pay levels.

Annual Incentive

Annual incentive bonus opportunities for executive officers under 2002 Annual Incentive Plan are significant elements of the executive compensation program. The Plan is designed to reward management for the achievement of the Company’s financial results. Annual bonuses under the Plan are based on actual performance measured against key financial measures. For the 2002 bonus year, these measures were (i) revenue generation, which includes life annualized premiums and accumulation assets raised, (ii) GAAP earnings, and (iii) GAAP operating expenses. Each year, the Compensation Committee assigns a relative weight to the key financial measures to determine the portion of the annual bonuses represented by each measure. In addition, “minimum,” “target” and “maximum” incentive compensation levels are set for each of these measures. Bonuses under the 2002 Annual Incentive Plan are reviewed and approved by the Compensation Committee for payment during the year subsequent to the year in which the bonus is earned. The Company’s financial performance in 2002 generated a bonus award funding at 50% of target levels when achievement was measured against the weighted pre-set key financial measures. Bonuses to the five most highly compensated executive officers of the Company are shown above in the Summary Compensation table.

Long-Term Incentives

2002 Long-Term Performance Plan. Long-term incentives for the Company’s five most highly paid executive officers are provided under the 2002 Long-Term Performance Plan. Under this Plan, units are awarded in the first quarter of each year for a designated performance period of at least one year. In the actual administration of this Plan, the designated performance period has always been a multi-year period. The number of units awarded is determined by the executive’s level, job scope and contribution, as well as the competitiveness of the executive’s total compensation with regard to the external market.

Under the 2002 Long-Term Performance Plan, the Company makes awards of units to eligible senior executive officers of the Company to reward long-term performance of the Company on a variety of pre-determined measures. In connection with the award of units, the Company assigns a value to each unit depending on predetermined performance goals for the period (with such units accorded zero value if the Company does not achieve at least the “minimum” performance targets). As soon as practicable after the completion of a performance cycle, the value per unit is determined according to the Company’s performance over the recently completed performance cycle. The aggregate value of the share units awarded to each executive with respect to a performance cycle is paid in three annual installments. The first of such payments is made immediately after the determination of the value of the share units. The second and third installments are paid, with interest, in the two succeeding years.

In March 2002, the Human Resources Committee established goals under the 2002 Long-Term Performance Plan for a three-year performance period from January 1, 2002 to December 31, 2004, based on cumulative GAAP earnings per share, a return on equity comparison to the industry and performance of MONY’s Common Stock compared to the S&P 500. Pursuant to the terms of the Plan, payments for this performance period may not be made until early 2005 and then only in the event predetermined goals are satisfied. The number of units awarded to the five most highly compensated executive officers during 2002 is shown above in the Long-Term Incentive Plans — Award for Last Fiscal Year table.

Prior to shareholder approval of the 2002 Long-Term Performance Plan, senior executive officers participated in the Long-Term Performance Plan. For the performance period commencing on January 1, 2000 and ending on December 31, 2002, the measurement goal established was based on the Company’s cumulative GAAP earnings per share, a return on equity comparison to comparable companies, and price performance of MONY Common Stock compared to the S&P Life and Health Insurance Index. During that period, the Company’s performance on these measures was below the “target” level but above the “minimum” level. Accordingly, in March 2003, the Compensation Committee approved a $25 per unit payout. The five most highly compensated executive officers received the first installment on these units in March 2003. In accordance with the Plan, the second and third installments will be paid, with interest, in the two succeeding years.

2002 Stock Option Plan. On May 15, 2002, shareholders approved the 2002 Stock Option Plan. The purpose of this Plan is to advance the interests of the Company and its stockholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s operations is largely dependent, and to encourage and enable such persons to acquire and retain a proprietary interest in the Company. This Plan is also intended to further the goals of the Stock Ownership Guidelines for officers and Directors of the Company that have been adopted by the Board of Directors. These guidelines, described below, will further align the interests of officers and Directors with those of the shareholders by promoting the ownership of Common Stock.

The 2002 Stock Option Plan provides for the grant of options, including non-qualified and incentive stock options. The number of options granted to the five most highly compensation executive officers during 2002 is shown above in the Option Grants in Last Fiscal Year table. To satisfy the requirements of Section 7312(w) of the New York State Insurance Laws, no stock options granted to any officer, Director, or employee of the Company or any subsidiary may be exercised, transferred, or otherwise disposed of by the optionee prior to December 24, 2003, which is the fifth anniversary of the date of distribution of consideration to policyholders under the Plan of Reorganization relating to the Company.

Restricted Stock Ownership Plan. On May 16, 2001, the shareholders approved the adoption of the Restricted Stock Ownership Plan. The purposes of this Plan are to motivate the superior performance of officers of the Company by encouraging and providing for the acquisition of an ownership interest in the Company and to attract and retain the services of officers upon whose judgment, interest and effort the successful conduct of the Company’s operations largely depend. The Restricted Stock Ownership Plan is also intended to further the goals of the Stock Ownership Guidelines for officers of the Company that have been adopted by the Board of Directors. These guidelines, described below, further align the interests of officers with those of the shareholders by promoting long-term ownership of the Common Stock by the officers. The number of restricted stock units granted to the five most highly compensated executive officers during 2002 is shown above in the Long-Term Incentive Plans — Awards for Last Fiscal Year table. These awards for 2002 are restricted on the basis of (a) service plus (b) stock price appreciation or earnings-per-share performance criteria for the period 2002-2004. Pursuant to the terms of the grant, if the pre-established performance criteria have not been met at the end of the period, the shares will be cancelled.

Stock Ownership Guidelines for Officers and Directors

On January 17, 2001, at the recommendation of the Human Resources Committee and the Company’s outside executive compensation consultant, the Board of Directors approved and adopted Stock Ownership Guidelines for Officers and Directors. The purpose of the Stock Ownership Guidelines is to further align the interests of the Company’s officers and Directors with the shareholders by providing targeted levels of ownership of the Company’s Common Stock for each such officer and Director. The Stock Ownership Guidelines state that, over a period of six years, officers are expected to accumulate Company Common Stock having a fair market value equal to the following multiples of their base salaries:

Chief Executive Officer	5X Base Salary
President and Chief Operating Officer	4X Base Salary
Executive Vice President	2X Base Salary
Senior Vice President	1.5X Base Salary
Vice President	1X Base Salary

As of December 31, 2002, all officers have met or exceeded the second-year objectives of the Stock Ownership Guidelines set forth above.

Further, over the same six-year period, independent Directors of the Company are expected to accumulate a number of shares of Stock Ownership Guideline stock equal to six times $15,000 divided by the market price per share at the time of the acquisition. This total shall be held for as long as they continue to serve on the Company’s Board of Directors.

Chief Executive Officer Compensation

Mr. Roth became Chief Executive Officer in 1993. Mr. Roth’s annual base salary was not increased during 2002 from the $950,000 rate effective since January 2001. The Compensation Committee determined that Mr. Roth’s annual base salary was competitive with that of chief executive officers at peer companies, as evidenced by data obtained from the Company’s compensation consulting firms.

Based on achievement against “key financial measures” established for the 2002 Annual Incentive Plan, Mr. Roth earned a bonus of $712,500 for 2002.

In 2000, Mr. Roth was awarded 35,000 units under the Long-Term Performance Plan. For the performance period commencing on January 1, 2000 and ending on December 31, 2002, the pre-established measurement goal was based on the Company’s cumulative GAAP earnings per share, a return on equity comparison to comparable companies, and 2000-2002 total return of MONY Common Stock compared to the companies included in the Standard & Poor’s Insurance (Life/Health)-500 Index at the beginning of 2000; during that period, the Company’s performance on these measures was below the “target” level but above the “minimum” level. Accordingly, in March 2003, the Compensation Committee approved a $25 per unit payout. Mr. Roth received the first installment on these units in March 2003 in the amount of $291,667. In accordance with this Plan, the second and third installments will be paid, with interest, in the two succeeding years.

In March 2002, the Human Resources Committee provisionally awarded Mr. Roth 30,000 units under the 2002 Long-Term Performance Plan pending shareholder approval, which was obtained May 15, 2002. For the three-year performance period from January 1, 2002 to December 31, 2004, the Committee established goals for cumulative GAAP earnings per share, a return on equity comparison to comparable companies and price performance of MONY Common Stock compared to the S&P 500. Pursuant to the terms of this Plan, payments for this performance period may not be made until early 2005 and then only to the extent that the pre-established goals are satisfied.

In January 2002, the Human Resources Committee awarded Mr. Roth 6,870 shares of restricted stock under the provision for “matching grants” of the Restricted Stock Ownership Plan. This grant was equal to 25% of the number of shares in MONY Common Stock purchased by Mr. Roth during 2001, and the market value of each of the Company’s shares of Common Stock on the date of this grant was $35.20. In March 2002, the Human Resources Committee awarded Mr. Roth 10,000 shares of restricted stock under the provision for “periodic grants” of the Restricted Stock Ownership Plan, and the market value of each of the Company’s shares of Common Stock on the date of this grant was $40.44. The restricted shares for both of these grants vest over a three-year period and restrictions will lapse only if, at the end of 2004 the Company has met pre-established objectives relating to stock price appreciation or earnings-per-share; otherwise, the restricted shares will be cancelled. The Compensation Committee believes that these awards help comprise a total compensation package for Mr. Roth that is competitive and that puts a significant portion of his compensation at risk depending upon the long term success of the Company.

Policy on Deductibility of Compensation

Section 162(m) of the Code imposes a limitation on the tax deductibility of certain compensation that publicly held corporations pay to their top five executive officers for whom compensation is reported in the annual Proxy Statement. There is an exception to this limitation for “qualified performance-based compensation” meeting certain requirements under the Code and the applicable regulations.

The Compensation Committee generally favors performance-based compensation that ties the financial interests of the Company’s executives to those of its shareholders. The 2002 Long-Term Performance Plan, the 2002 Annual Incentive Plan and the Restricted Stock Ownership Plan are designed to allow the Compensation Committee to make grants thereunder that meet the requirements of Section 162(m) for “qualified performance-based compensation.” Nevertheless, in some circumstances it may be in the best interests of the Company to pay compensation that is not fully deductible because of the limitations under the Code, and the Compensation Committee reserves the right to do so if it believes that is in the best interests of the Company and its shareholders.

Respectfully submitted,

COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
James L. Johnson, Chairman G. Robert Durham Robert Holland, Jr.

PERFORMANCE GRAPH

The graph set forth below shows the cumulative total return to holders of the Company’s Common Stock from November 11, 1998 to December 31, 2002, computed by dividing (X) the difference between the price per share at the beginning and end of such period by (Y) the share price at the beginning of such period, and compares such return to the performance at the beginning and end of such period of the Standard & Poor’s 500 Index and the Standard & Poor’s 500 Life & Health Insurance Index. The graph assumes $100 invested on November 11, 1998 in the Company’s Common Stock (at $23.50 per share), the Standard & Poor’s 500 Index and the Standard & Poor’s 500 Life & Health Insurance Index. The Standard & Poor’s Insurance (Life/Health)-500 Index, used by the Company in preparing its performance graph for periods prior to January 1, 2002, was discontinued by Standard & Poor’s at the end of 2001 and was replaced by the Standard & Poor’s 500 Life & Health Insurance Index. This replacement resulted from the reclassification of indices by Standard & Poor’s. The return for the Company’s Common Stock and both Standard & Poor’s indices assumes reinvestment of all dividends for the period.

ANNUAL RETURN PERCENTAGE
Six Months Ending
Company/Index	Dec98	Jun99	Dec99	Jun00	Dec00	Jun01	Dec01	Jun02	Dec02

MONY GROUP INC	33.24	4.93	-9.92	15.85	47.76	-18.83	-12.62	-1.62	-28.27
S&P 500 INDEX	9.93	12.38	7.71	-0.42	-8.72	-6.70	-5.56	-13.16	-10.30
S&P 500 LIFE & HEALTH
INSURANCE INDEX	11.12	1.88	-15.61	-18.12	39.00	0.33	-8.04	-2.65	-13.95

INDEXED RETURNS
Six Months Ending*
	Base Period
Company/Index	11/11/98	Dec98	Jun99	Dec99	Jun00	Dec00	Jun01	Dec01	Jun02	Dec02

MONY GROUP INC	100	133.24	139.82	125.95	145.90	215.59	175.00	152.92	150.44	107.92
S&P 500 INDEX	100	109.93	123.55	133.07	132.50	120.95	112.85	106.58	92.55	83.02
S&P 500 LIFE & HEALTH
INSURANCE INDEX	100	111.12	113.21	95.54	78.22	108.73	109.09	100.32	97.66	84.04

*	Six-month returns for the periods indicated except December 1998, which reflects the return between November 11, 1998, the effective date of demutualization, and December 31, 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Goldman Sachs has from time to time performed investment banking services for the Company. In January 2002, the Company entered into an agreement with Goldman Sachs pursuant to which Goldman Sachs agreed to provide financial advisory services relating to the structuring of the MONY Holdings, LLC securitization transaction and related financing. This agreement contemplates the payment of various fees to Goldman Sachs, including fees payable upon the Company’s entering into a firm commitment in respect of such a financing and upon the consummation of such financing. In connection with the MONY Holdings, LLC transaction, the Company paid Goldman Sachs transaction structuring and underwriting fees totalling $4,125,000 in 2002.

Mr. Kanner, a Director, is a member of the law firm of Dewey Ballantine LLP, which has provided, and is expected to continue to provide, legal advice and services to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, as amended, requires the Company’s Directors and executive officers to file initial reports of ownership and reports of changes in ownership of the Company’s Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are required by the Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that during 2002, all such filings required to be made by the Company’s Directors and executive officers were timely made, except that the Form 3 for Arnold Brousell, Vice President, Controller and Chief Accounting Officer of the Company, was filed late.

SHAREHOLDER PROPOSAL 1
(Item 3 on the Proxy Card)

The Company has been notified by John Jennings Crapo, P.O. Box 400151, Cambridge, MA 02140-0002, who is the beneficial owner of 212 shares of the Company’s Common Stock, that he intends to present a proposal for consideration at the annual meeting. The proposal is set forth below exactly as received by the Company.

“My shareholder proposal
Stockholders recommend that the Board of Directors of The MONY Group Inc (“Group”) publish in the proxy statement of each stockholder annual meeting a report containing an item concerning the charitable donations program of the Group for the immediate past calendar year with the following information:

(i) An explanation of at least five hundred words explaining the standards of the Group and procedures of said corporation governing it’s donations to United States of America Internal Revenue Service approved private foundations to include standards for denial of such help

(ii) An eneumeration of such said qualifying charities and approved foundations which our Group Board of Directors plans to help in the ensuing calendar, included with each charity an elucidation of at least twenty-five words how it complied with the standards and procedures eneumerated in i.”

The Board of Directors opposes the foregoing shareholder proposal for the following reasons:

We are proud of our charitable giving activities and have in the past made and will continue to make pertinent information about these activities readily available to our shareholders. Extensive information regarding the Company’s charitable contribution activities, which are conducted principally through The MONY Foundation, our tax exempt private foundation, is published on the Company’s web site (www.mony.com). Along with other supporting information, our website provides detailed information regarding contribution guidelines and standards, identification and descriptions of specific programs sponsored by The MONY Foundation and grant-making and relevant application procedures. The MONY Foundation is also required to file an annual tax return on Form 990-PF with the Internal Revenue Service, which identifies the recipients of grants made by The MONY Foundation and the amounts of specific grants made during the applicable periods. The MONY Foundation makes this annual IRS tax return available to any person who requests it. Like many other charitable foundations, The MONY Foundation’s Form 990-PF is also available for review at no charge on the www.guidestar.com website, a national database of nonprofit organizations.

In our view, implementation of this proposal would simply result in increased cost to the Company without providing any additional meaningful information to our shareholders.

For the reasons stated above, the Board of Directors of the Company recommends a vote “AGAINST” this proposal.

SHAREHOLDER PROPOSAL 2 (Item 4 on the Proxy Card)
The Company has been notified by Amanda Kahn-Kirby, 268 Carl Street, San Francisco, CA 94117, who is the beneficial owner of 500 shares of the Company’s Common Stock, that she intends to present a proposal for consideration at the annual meeting. The proposal and related supporting statement is set forth below exactly as received by the Company.

RESOLVED, that the Corporation’s by-laws be amended by adding the following new Section 4.12:
“Section 4.12. Executive Compensation. No officer of the Corporation shall receive annual compensation in excess of the limits established by the U.S. Internal Revenue Code for deductibility of employee remuneration, without approval by a vote of the majority of the stockholders within one year preceding the payment of such compensation.

For purposes of the limit on executive compensation established by this Section, the Corporation may exclude compensation that qualifies either as ‘performance-based compensation’ or as an ‘incentive stock option’ within the meaning of the Internal Revenue Code only if:

(a)	in the case of performance-based compensation, the Corporation shall first have disclosed to stockholders the specific performance goals and standards adopted for any performance-based compensation plan, including any schedule of earned values under any long-term or annual incentive plan; and

(b) in the case of incentive stock options, the Corporation shall record as an expense on its financial statements the fair value of any stock options granted.”
Supporting Statement
This proposal would require that MONY Group may not pay any executive compensation in excess of the amount the Internal Revenue Code permits to be deducted as an expense for federal income tax purposes, without first securing shareholder approval.

Currently, the Code provides that publicly held corporations generally may not deduct more than $1 million in annual compensation for any of the company’s five highest-paid executives. The Code provides an exception for certain kinds of “performance-based compensation.” However, the Human Resources Committee of MONY Group’s Board of Directors says that it wants to reserve the right to pay executive “compensation that is not fully deductible” in excess of these limits.

We think that $1 million is more than adequate annual compensation to attract qualified executives, and that even if not, it is certainly reasonable to require the Board to obtain shareholder approval before paying more than this amount.

Moreover, under our proposal MONY Group would be able to pay “performance-based compensation” in excess of the deductibility limit, so long as the company has disclosed to shareholders the performance goals and standards the Board has adopted under these plans. In the past, the Board has refused to disclose the specific performance goals it has adopted for its annual incentive and long-term performance plans, such as the schedule of earned values under the long-term plan.

This proposal also provides an exception for incentive stock options, if the Board has recorded the expense of such options in its financial statements. Other major companies, including Citigroup and MetLife, have announced decisions to expense stock options in their financial statements. Unfortunately, MONY Group has made no such announcement.

We think it is reasonable to require MONY Group to fully disclose to shareholders both the costs and the terms of its executive compensation plans, if the Board wishes to pay executives more than the amounts that are generally deductible under federal income taxes. We urge shareholders to vote FOR this proposal.

The Board of Directors of the Company opposes the foregoing shareholder proposal for the following reasons:
Compensation plans applicable to senior executive officers of the Company (those officers who are in the category mentioned in Ms. Kahn-Kirby’s proposal) have already been approved by the Company’s shareholders. These include the 2002 Annual Incentive Plan for Senior Executive Officers (which the shareholders approved last year), the 2002 Long-Term Performance Plan for Senior Executive Officers (which the shareholders approved last year) and the Restricted Stock Ownership Plan (which the shareholders approved the year before). Awards to such senior executive officers under any of these plans are made and administered solely by the independent outside Directors who sit on the Compensation Committee of the Company’s Board of Directors.

The plans were carefully designed to allow the Compensation Committee to administer compensation awards for senior executive officers in a manner that will preserve the tax deduction under Section 162(m) of the Internal Revenue Code for qualified performance-based compensation. As explained in the Compensation Committee Report on Executive Compensation in this Proxy Statement, the Compensation Committee generally favors performance-based compensation that ties the financial interests of the Company’s executives to those of its shareholders. Nevertheless, the Compensation Committee reserves the right to pay compensation that is not fully deductible if it believes that, under the particular circumstances, doing so is in the best interests of the Company and its shareholders.

While the applicable IRS regulations do not require the Company to publish specific internal performance targets under the plans (as Ms. Kahn-Kirby’s proposal would require), the Company has included in its last two proxy statements complete copies of the plans referred to above, which list the business criteria that the Compensation Committee may use in making awards that will be eligible for the tax deduction for qualified performance-based compensation under the applicable IRS regulations.

Institutional Shareholder Services — which describes itself as “the world’s leading provider of proxy voting and corporate governance services” — recommended a “yes” vote in favor of both the 2002 Annual Incentive Plan for Senior Executive Officers and the 2002 Long-Term Performance Plan for Senior Executive Officers when these plans were proposed to shareholders for their approval in the Company’s 2002 proxy statement and recommended a “yes” vote in favor of the Restricted Stock Ownership Plan when this plan was proposed to shareholders for their approval in the Company’s 2001 proxy statement.

As far as accounting for stock options, the Company is in compliance with all applicable disclosure and accounting requirements and management continues to consider whether it is in the best interests of the Company and its shareholders for the Company to adopt a different approach to stock option accounting. We note that a majority of companies recently polled in separate surveys conducted by Deloitte & Touche, Mercer Human Resources Consulting and WorldatWork have indicated that they do not intend to expense stock options at this time, in view of the fact that the accounting rules now in effect for U.S. public companies do not require such treatment.

For the reasons stated above, the Board of Directors of the Company recommends a vote “AGAINST” this proposal.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are presented for action and come before the meeting, it is intended that the persons named as proxies on the proxy card will vote on such matters in accordance with their best judgment.

LIST OF SHAREHOLDERS

A list of shareholders entitled to vote at the meeting will be available at the Annual Meeting and 10 days before the date of the meeting at the Company’s headquarters during ordinary business hours. You should contact the Corporate Secretary of The MONY Group Inc. if you wish to review this list of shareholders.

EXPENSES OF SOLICITATION

The Company will bear the cost of soliciting proxies from its shareholders and will enlist the help of banks and brokerage houses in soliciting proxies from their customers. The Company will reimburse these institutions for out-of-pocket expenses. In addition to being solicited through the mails, proxies may also be solicited personally or by telephone by the Directors, officers and employees of the Company or its subsidiaries. The Company has engaged D. F. King to assist in soliciting proxies for a fee of approximately $15,000 plus reasonable out-of-pocket expenses.

2004 ANNUAL MEETING OF SHAREHOLDERS

The 2004 Annual Meeting of Shareholders is scheduled to be held on Wednesday, May 19, 2004. The Board is empowered by the By-Laws of the Company to change the time of the meeting.

Proposals of shareholders must be received by the Company no later than December 9, 2003 to be eligible for inclusion under the rules of the Commission in the Company’s proxy materials for the 2003 Annual Meeting of Shareholders and must comply with such rules.

Under the Company’s By-Laws, proposals of shareholders not included in the proxy materials may be presented at the 2004 Annual Meeting of Shareholders only if the Company’s Corporate Secretary has been notified of the nature of the proposal and is provided certain additional information at least sixty days but not more than ninety days prior to April 7, 2004, the first anniversary of the Proxy Statement in connection with the 2003 Annual Meeting of Shareholders (subject to certain exceptions if the 2003 Annual Meeting is advanced by more than 30 days and the proposal is a proper one for shareholder action).

Shareholders wishing to suggest candidates to the Company’s Corporate Governance and Nominating Committee for consideration as possible nominees as Directors may submit names and biographical data to the Corporate Secretary of the Company.

The Company’s By-Laws also require that notice of nominations of persons for election to the Board of Directors, other than those made by or at the direction of the Board of Directors, must be received by the Corporate Secretary at least sixty days but not more than ninety days prior to April 7, 2004, the first anniversary of the Proxy Statement in connection with the 2003 Annual Meeting of Shareholders (subject to exceptions if the 2003 Annual Meeting of Shareholders is advanced by more than 30 days). The notice must present certain information concerning the nominees and the shareholders making the nominations. The Corporate Secretary must receive a statement of any nominee’s consent to serve as a Director if elected.

By Order of the Board of Directors

Lee M. Smith
Vice President and Corporate Secretary

April 7, 2003

EXHIBIT A
The MONY Group Inc. Charter of the Audit Committee of the Board of Directors (As amended July 30, 2002)
I.	Audit Committee Purpose and Authority
The Audit Committee is appointed by the Board of Directors. The Committee’s primary purposes are to:
• Monitor the integrity of the Company’s financial reporting process and systems of internal controls;
• Monitor the independence and performance of the Company’s independent auditors and internal auditing department;
• Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors; and
• Review areas of potential significant financial risk to the Company.
The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and to engage outside counsel and other advisors, as it determines to be necessary to carry out its duties. At all times, the Audit Committee shall have direct access to the independent auditors as well as anyone in the Company.

II.	Audit Committee Composition and Meetings
Audit Committee members shall meet the requirements of the New York Stock Exchange, the Securities and Exchange Commission and any other applicable law or regulation. The Audit Committee shall be comprised of three or more Directors as determined by the Board, each of whom shall be independent nonexecutive Directors (including in all respects required by applicable law, regulation or stock exchange rule) and shall be free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least the Chair of the Committee shall have accounting or related financial management expertise.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee should meet privately in executive session with the Corporate Auditor and the independent auditors, and as a committee to discuss any matters that the Committee or any of these groups believes should be discussed. In addition, a summary report should be presented to MONY’s full Board documenting the results and actions taken at each Audit Committee meeting.

III.	Audit Committee Responsibilities and Duties
General Review Procedures with Financial Management and the Independent Auditors
The Audit Committee shall:
•	Review the results of the annual audit of the Company’s financial statements and the independent auditors’ opinion prior to filing or distribution. Significant issues regarding accounting principles, practices, and judgments should be discussed.

•	Review the company’s quarterly financial results prior to the release of earnings or the company’s quarterly financial statements and discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61. The Chair of the Committee may represent the entire Audit Committee for purposes of this review and shall consult with the other members of the Committee as he or she deems necessary.

•	In consultation with management, the independent auditors, and the internal auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures.

Review Procedures with Independent Auditors
The independent auditors are accountable to the Audit Committee. The Audit Committee has the authority and responsibility to select, evaluate, and where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for shareholder approval in any proxy statement).

With respect to the independent auditors, the Audit Committee shall:
•	Be directly responsible for the appointment, compensation, and oversight of the work of any public accounting firm employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such public accounting firm shall report directly to the Audit Committee;

•	Review the independence and performance of such public accounting firm and annually recommend its appointment to the Board of Directors;
•	Request that a formal written statement be obtained annually delineating all relationships between the independent auditors and the Company. The Audit Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the independence and objectivity of the independent auditors;

•	Preapprove any auditing and non-auditing services to be performed by any public accounting firm that is also performing audit services for the Company (which may include providing comfort letters in connection with securities underwriting or statutory audits required for insurance companies for purposes of State law); provided, however, that in no event shall such services include any of the following:

	(1)	bookkeeping or other services related to the accounting records or financial statements of the audit client;
	(2)	financial information systems design and implementation;
	(3)	appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
	(4)	actuarial services;
	(5)	internal audit outsourcing services;
	(6)	management functions or human resources;
	(7)	broker or dealer, investment adviser, or investment banking services;
	(8)	legal services and expert services unrelated to the audit; and
(9)	any other service that the Public Company Accounting Board established under the Sarbanes-Oxley Act of 2002 determines, by regulation, is impermissible; and, provided further, that such pre-approval shall not be required if

(i)	the aggregate amount of all such non-audit services provided to the Company constitutes not more than 5 percent of the total amount of revenues paid by the Company to its auditor during the fiscal year in which the nonaudit services are provided;

(ii) such services were not recognized by the Company at the time of the engagement to be non-audit services; and
(iii)	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the audit committee or by one or more members of the audit committee who are independent members of the board of Directors to whom authority to grant such approvals has been delegated by the audit committee, provided further that the audit committee may delegate the required pre-approval authority to one or more designated members of the audit committee who are independent members of the board so long as, in the case of any such delegation, the decisions of any board members to whom such authority has been delegated is presented to the audit committee at its next scheduled meeting.

•	Review their audit plan, engagement letter and management letter comments;
•	Review with company’s outside auditors:
	(1)	all critical accounting policies and practices used;
(2)	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the registered public accounting firm; and

	(3)	other material written communications between the registered public accounting firm and the management of the Company, such as any management letter or schedule of unadjusted differences.
Review Procedures with the Internal Audit Department and Legal Compliance
The Audit Committee shall:
•	Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department.
•	Review the appointment and performance of the Corporate Auditor.
•	Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.
•	Review with the Company’s counsel any legal matters that could have a significant impact on the Company’s financial statements, compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities
The Audit Committee shall:
•	Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document included as an exhibit to the proxy statement at least every three years.

•	Establish procedures for—
	(A)	the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and
	(B)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
•	Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.
•	Discuss the Company’s compliance with laws and regulations, including a review of the Company’s Code of Business Conduct and other elements of the Company’s compliance policies and procedures.
•	Review all reports concerning any significant fraud or regulatory noncompliance that occurs at the Company. This review should include consideration of the internal controls that should be strengthened to reduce the risk of a similar event in the future.

•	Review policies and procedures as well as internal/external audit results associated with Directors’ and officers’ expense accounts and perquisites, as well as corporate expenditures for goods and services. Also review a summary of Director and officers’ related party transactions and potential conflicts of interest.

•	Review scope of corporate insurance and related policies.
•	Annually review the financial status of the retirement and savings plans of the Company.
•	Periodically ensure appropriate review of the Company’s systems, applications security and disaster recovery plans by the internal/external auditors.
•	Review any questionable payments, material transactions and any conflicts of interest that may arise.
•	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

The MONY Group Inc.’s Shareholder Proxy Hotline is Available to
Serve You Weekdays from 8:00 A.M. to 9:00 P.M., and Saturday
From 8:00 A.M. to 3:30 P.M. Eastern Time.

U.S. and Canadian Shareholders Call (Toll Free) 1-800-488-8035.

Shareholders from Outside the U.S. and Canada Call Collect 001-212-269-5550.

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used throughout.

c/o EquiServe Trust Company N.A.
PO Box 8222
Edison, NJ 08818-8222

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X

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Proxy Solicited by The Board of Directors
For the Annual Meeting of Shareholders on May 14, 2003

Lee M. Smith and Bart R. Schwartz, or any of them individually and each of them with the power of substitution, are hereby appointed Proxies of the undersigned to vote all stock of The MONY Group Inc. owned on the record date by the undersigned at the Annual Meeting of Shareholders to be held at The St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York City, at 9:30 a.m., Eastern time, on Wednesday, May 14, 2003, or any adjournment thereof, upon such business as may properly come before the meeting, including the items on the reverse side of this form, as set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement.

ELECTION OF DIRECTORS: NOMINEES:

01.	Tom H. Barrett	02.	David L. Call	03.	Margaret M. Foran	04.	Samuel J. Foti	05.	Jane C. Pfeiffer

(Shares cannot be voted unless this proxy form is signed and returned, the proxy is submitted by telephone or over the Internet, the shares are voted in person, or other arrangements are made to have the shares represented at the meeting.)

COMMENTS/CHANGE OF ADDRESS: (Please mark the box on the reverse side.)

SEE REVERSE SIDE

^ FOLD AND DETACH HERE ^

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of The MONY Group Inc. will be held at The St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York City, on Wednesday, May 14, 2003, at 9:30 a.m., Eastern time, to consider and act upon:

1.	Election of five directors for a term of three years, or until their successors are elected and qualified;
2.	Ratification of the appointment of independent accountants;
3.	Two shareholder proposals; and
4.	Such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record as of the close of business on March 17, 2003 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors

Lee M. Smith Vice President and Corporate Secretary The MONY Group Inc., April 7, 2003

Our Annual Meeting will also be webcast on our website at www.mony.com at 9:30 a.m., Eastern time, on May 14, 2003.

Please mark your
votes as in this
example.

x

3652

This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted
FOR the election of directors,  FOR ratification of the appointment of independent accountants and AGAINST each of the shareholder proposals.

The Board of Directors recommends a vote FOR:

		FOR		WITHHELD
1.	Election of Directors (see reverse)

For, except vote withheld from the following nominee(s):

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.

The Board of Directors recommends a vote AGAINST:

		FOR	AGAINST	ABSTAIN
3.	Shareholder Proposal 1.

		FOR	AGAINST	ABSTAIN
4.	Shareholder Proposal 2.

Yes, I would like to help reduce company expenses. I consent to future access to the Company’s annual reports in electronic form through the Company’s Web site at www.mony.com. I understand that the Company will no longer distribute printed materials to me for any future shareholder meeting with the exception of the annual proxy statement and card.

Please use the reverse side for change of address or comments. Put an X in this box if you have written on the reverse side.

SIGNATURE(S)	DATE

NOTE:	Please sign exactly as your name or names appear above. If more than one owner, all shareholders must sign. When signing as attorney, executor, officer, trustee, or guardian, please give your full title as such.

^ FOLD AND DETACH HERE ^

THE MONY GROUP INC.

VOTE YOUR SHARES VIA THE INTERNET OR TELEPHONE

Dear Shareholder:

The MONY Group Inc. encourages you to submit your proxy electronically over the Internet or the telephone, both of which are available 24 hours a day, seven days a week. This eliminates the need to mail the proxy card.

•	To submit your proxy electronically over the Internet, go to the Web site: http://www.eproxyvote.com/mny and follow the prompts. You must use the control number printed in the box above as well as your social security number to access this account.
•	To submit your proxy by telephone, use a touch-tone telephone and call 1-877-779-8683. Outside the U.S. and Canada call 001-201-536-8073.

Also, if you have any questions or need assistance in voting, call 1-800-488-8035. Shareholders calling from outside the U.S. and Canada can call collect 001-212-269-5550. Office hours are weekdays from 8:00 a.m. to 9:00 p.m., and Saturday from 8:00 a.m. to
3:30 p.m. Eastern time.

Your vote is important. Thank you for voting.